Exhibit 10.6

STOCK OPTION AGREEMENT

                STOCK OPTION AGREEMENT made this (Grant Date), between Valmont Industries, Inc., a Delaware corporation (“Corporation”), and (Employee Name), an employee of the Corporation (“Employee”).

                The Corporation desires, by affording the Employee an opportunity to purchase its common shares as hereinafter provided, to carry out the purpose of the Valmont  2002 Stock Plan (the “Plan”).  This option is expressly designated not to be an Incentive Stock Option as defined in I.R.C. §422A.

                NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the parties hereto agree as follows:

                1.             Grant of Option.  The Corporation hereby irrevocably grants to the Employee, pursuant to and subject to the terms of the Plan, the right and option, hereinafter called the “Option,” to purchase all or any part of an aggregate of (X,XXX) shares of common stock (the “Common Shares”) of the Corporation (such number being subject to adjustment as provided in Paragraph 8 hereof) on the terms and conditions herein set forth.  The holder of the Option shall not have any of the rights of a stockholder with respect to the shares covered by the Option until one or more certificates for such shares shall be delivered to such holder upon the due exercise of the Option.

                2.             Purchase Price.  The purchase price of the Common Shares covered by the Option shall be ($XX.XX) per share.  The purchase price of the shares as to which the Option shall be exercised shall be paid in full in cash at the time of exercise or, at the discretion of the Corporation’s Compensation Committee of the Board of Directors (the “Compensation Committee”), the purchase price may be paid in common stock of the Employer already owned by the Employee valued at its fair market value on the date of exercise (if such common stock has been owned by the Employee for at least six months).

                3.             Term of Option.  The term of the Option shall be for a period of seven (7) years from the date hereof [Note: ten year term applicable to options issued prior to December 2005], subject to earlier termination as provided in Paragraphs 5 & 6 hereof.

                4.             Non-Transferability.  The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised, during the lifetime of the Employee, only by such Employee.  More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above),  pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof or the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect.

                5.             Exercisability.  This Option shall be exercisable in staggered one-third (1/3) increments, all with a period of exercisability commencing on the date of first exercisability and ending on (Date of expiration).  The following exercise table is applicable:

Last Date Options
Shares Granted	Exercisable on or After	May be Exercised
1/3 of total grant	[one year after grant]
1/3 of total grant	[two years after grant]
1/3 of total grant	[three years after grant]

In the event of any termination of the Employee’s employment (voluntary or involuntary) prior to (Date of Expiration), any portion of this Option not exercisable upon the date of such termination shall never become exercisable.

                The Option may be exercised, at any time or from time to time, as to any part or all the shares exercisable; provided, however, that the Option may not be exercised as to less than one hundred (100) shares at any one time (or the remaining shares then purchasable under the Option, if less than one hundred (100) shares).  The Option may not be exercised unless at the date of exercise a Registration Statement under the Securities Act of 1933, as amended, relating to the shares covered by the Option shall be in effect or the Corporation shall have determined that an exemption from such registration is available.  Subject to the extension of the exercise periods set forth in Paragraph 6 hereof, the Option may not be exercised at any time unless the Employee shall have been in the continuous employ of the Corporation or a subsidiary from the time hereof to the date of the exercise of the Option.

                6.             Termination of Employment.  In the event that the employment of the Employee shall be terminated (other than by reason of death), the Option may, subject to the provisions of Paragraph 5 hereof, be exercised by the Employee (to the extent that the Employee shall have been entitled to do so at the termination of employment) at or prior to the time of such termination; provided, if the Employee is terminated by the Corporation without cause, the Employee shall have ninety (90) days following such termination to exercise all options exercisable on the date of termination and if the employment of the Employee terminates by reason of the retirement of the Employee at or reaching age 55 and having completed five years of service, all options exercisable on the date of such retirement may be exercised until expiration of the term of the Option.  In the event of the Employee’s death or total disability (using the definition of total disability of the Company's long-term disability plan), the Option may, subject to the provisions of Paragraph 5 hereof, be exercised by the personal representative of the Employee’s estate (to the extent the Employee would have been entitled to do so as of the date of death) or the Employee in the case of disability at any time within three hundred sixty-five (365) days following the date of the Employee’s death or termination of employment due to total disability (but not more than seven years after the date hereof).  So long as the Employee shall continue to be an employee of the Corporation, or an affiliate, or a subsidiary the Option shall not be affected by any change of duties or position.  Nothing in this Option Agreement shall confer upon the Employee any right to continue in the employ of the Corporation or interfere in any way with the right of the Corporation to terminate his/her employment at any time.  The transfer of employment between any combination of the Corporation and any affiliate or subsidiary shall not be deemed a termination of employment.  For purposes of this Agreement, “Cause” shall include the Employee’s negligence, neglect of duty, incompetence, dishonesty, violation of any of the terms of the Employee’s employment agreement (if any) and the Employee’s indictment, conviction or plea of guilty or nolo contendere to a misdemeanor involving moral turpitude or a felony.

                7.             Non-Compete.       The Employee agrees that for a period of twelve (12) months after employment has been terminated for any reason other than by the Corporation without cause, the Employee will not, solicit for sale or sell products or services, which compete with any of the Corporation’s products or services to those persons, companies, firms or corporations who were or are customers of the Corporation and with whom the Employee had personal contact during and as a result of his/her employment with the Corporation.  The Employee agrees that he/she will not solicit or sell to such customers on behalf of himself/herself or on behalf of any other person, firm, company or corporation.  Moreover, during said twelve (12) month period, the Employee shall neither induce nor encourage any employee employed by the Corporation to leave the Corporation’s employment.  The Employee also agrees that during said twelve (12) month period, he/she will not interfere with the Corporation’s contractual or business relationships with its suppliers or vendors.

                The Employee acknowledges that a violation of the Employee’s covenants above, may result in irreparable and continuing harm to the Corporation.  If the Employee violates any of these covenants, the Corporation will be entitled to seek from any court of competent jurisdiction (in addition to other remedies) injunctive relief, to restrain any further violations by Employee and by any persons acting for or on Employee’s behalf.  In the event the Corporation is required to seek enforcement of any of the provisions of this agreement, the Corporation will be entitled to recover from the Employee reasonable attorneys fees plus costs and expenses.

The Employee recognizes that the limitations in this Agreement are reasonable and necessary to protect the legitimate business interests of the Corporation.  In the event that any of the foregoing non-competition covenants are held to be unenforceable by any court of competent jurisdiction, the Employee agrees and understands that such covenants may be modified to impose limitations on the Employee’s activities no greater than that allowable under applicable law.

8.             Adjustment in Capitalization.  If any adjustment in the Company’s capitalization as described in Section 5.3 of the Plan occurs, appropriate adjustments shall be made (as provided in Section 5.3 of the Plan)  to the number of shares and price per share of stock subject to this Option.

                9.             Method of Exercising Option.  Subject to the terms and conditions of the Option Agreement, the Option may be exercised by written notice to the Corporation, care of its Chief Financial Officer, One Valmont Plaza, Omaha, Nebraska 68154.  Such notice shall state the election to execute the Option and the number of shares in respect of which it is being exercised, and shall be signed by the person or persons so exercising the Option.  Such notice shall either: (a) be accompanied by payment of the full purchase price of such shares, in which event the Corporation shall deliver a certificate or certificates representing such shares as soon as practicable after the notice shall be received; or (b) fix a date (not less than five (5) nor more than ten (10) business days from the date such notice shall be received by the Chief Financial

Officer) for the payment of the full purchase price of such shares at the Company’s Transfer Agent Offices, against delivery of a certificate or certificates representing such shares.  Payment of such purchase price shall, in either case, be made by check payable to the order of the Corporation or, if applicable pursuant to Paragraph 2 hereof, the transfer of the appropriate shares of stock.  The certificate or certificates for the shares as to which the Option shall have been so exercised shall be registered in the name of the person or persons so exercising the Option (or, if the Option shall be exercised by the Employee and if the Employee shall so request in the notice exercising the Option, shall be registered in the name of the Employee and another person jointly, with right of survivorship or in the name of the Employee’s spouse) and shall be delivered as provided above to or upon the written order of the person or persons exercising the Option.  All shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.

                As a condition of the issuance of shares hereunder, the Employee agrees to remit to the Corporation at the time of any exercise of this Option any taxes required to be withheld by the Corporation under federal, state or local law as a result of exercise.  The Employee may remit such amount by an appropriate reduction of the number of shares to be delivered to the Employee upon exercise, or by the Employee delivering sufficient shares of common stock of the Employer valued at its fair market value (if such common stock has been owned by the Employee for at least six months).

                10.           Retention of Shares.  Upon an exercise of all or part of this Option, if the Employee, at the time of exercise, is not subject to the stock ownership guidelines of the Corporation, as changed from time to time by the Corporation, the net shares obtained through the exercise of the Option shall be retained, and not otherwise disposed of, for a period of one year from the date of exercise.

                11.           General.  The Corporation shall at all times during the term of the Option reserve and keep available such number of Common Shares as will be sufficient to satisfy the requirements of this Option Agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of shares pursuant hereto and all other fees and expenses necessarily incurred by the Corporation in connection therewith, and will use its best efforts to comply with all laws and regulations which shall be applicable thereto.

IN WITNESS WHEREOF, the corporation and the Employee have signed this Option Agreement effective as of the day and year first above written.

VALMONT INDUSTRIES, INC.

By:
Employee		Mogens Bay